Exhibit 99.1

Yellow Roadway Corporation

10990 Roe Avenue

Overland Park, KS 66211

Phone 913 696 6100 Fax 913 696 6116

NEWS RELEASE

October 27, 2004

Yellow Roadway Files Registration Statement for its Contingent Convertible Notes

Exchange Offers

OVERLAND PARK, KAN. — Yellow Roadway Corporation (NASDAQ: YELL) today announced that it has filed a registration statement on Form S-4 with the Securities and Exchange Commission (SEC) to register its offer to holders of its current contingent convertible senior notes to exchange such notes for new notes with a net share settlement feature and a new change in control feature. The registration statement follows the previous announcement on October 19, 2004 of the company’s intention to offer the exchange to existing note holders.

Yellow Roadway has two series of contingent convertible senior notes outstanding. Pursuant to exchange offers, the company will offer new notes to the existing note holders that provide for the par value of the notes to be settled in cash and the excess value to be settled in common stock. Yellow Roadway expects to complete the exchange offers by the end of this year.

Credit Suisse First Boston has been selected as the dealer manager for the exchange offers.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. After the exchange offers are commenced, a copy of the written prospectus relating to the exchange offers can be obtained from Morrow & Co., Inc., 445 Park Avenue, 5th Floor, New York, New York 10022, (212) 754-8000 or (800) 607-0088.

This news release (and oral statements made regarding the subjects of this release) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect” and “intention” are intended to identify forward-looking statements. The company’s expectations regarding the completion and timing of successful exchange offers of new notes are only its expectations regarding these matters. Successful completion and timing of exchange offers from these offers are dependent on factors, including (without limitation) investor acceptance of the offers, successful conclusion of an appropriate dealer manager arrangement, the final terms and conditions of the new notes, effectiveness of any required registration statements legally required to effect the exchange offers and other similar requirements applicable to exchange offers generally.

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Yellow Roadway Corporation is one of the largest transportation service providers in the world. Through its subsidiaries including Yellow Transportation, Roadway Express, New Penn Motor Express, Reimer Express, Meridian IQ and Yellow Roadway Technologies, Yellow Roadway provides a wide range of asset and non-asset-based transportation services integrated by technology. The portfolio of brands provided through Yellow Roadway Corporation subsidiaries represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, Yellow Roadway Corporation employs over 50,000 people.

Investor Contact:	Stephen Bruffett	Media Contact:	Suzanne Dawson
	Yellow Roadway Corporation		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	steve.bruffett@yellowroadway.com		sdawson@lakpr.com